Exhibit 99.1

News
For Immediate Release

Memorial Production Partners LP Announces Closing of Acquisition of Oil and Gas Properties

HOUSTON, TEXAS, March 28, 2013—Memorial Production Partners LP (NASDAQ: MEMP) announced today that it has closed its previously announced acquisition of certain oil and natural gas producing properties in East Texas and North Louisiana from its sponsor, Memorial Resource Development LLC, for $200 million, subject to customary post-closing adjustments. The acquisition was funded with borrowings under MEMP’s revolving credit facility and the net proceeds from its public offering of common units, which closed on March 25, 2013. The effective date for this transaction is January 1, 2013.

Memorial Production Partners LP is a Delaware limited partnership that was formed to own and acquire oil and natural gas properties in North America. MEMP’s properties are located in South Texas, East Texas/North Louisiana and California and consist of mature, legacy oil and natural gas reservoirs. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com